EXHIBIT 21

SUBSIDIARIES

1.	Texas Oil & Chemical Co. II, Inc. is a Texas corporation doing business under its corporate name. Trecora Resources owns 100% of the capital stock of Texas Oil & Chemical Co. II. Inc.

2.	Trecora Chemical, Inc. is a Texas corporation doing business under its corporate name. Texas Oil & Chemical Co. II, Inc. owns 100% of the capital stock of Trecora Chemical, Inc.

3.	South Hampton Resources, Inc. is a Texas corporation doing business under its corporate name. Texas Oil & Chemical Co. II, Inc. owns 100% of the capital stock of South Hampton Resources, Inc.

4.	Gulf State Pipe Line Company is a Texas corporation doing business under its corporate name. South Hampton Resources, Inc. owns 100% of the capital stock of Gulf State Pipe Line Company.